PROSPECTUS SUPPLEMENT dated
February 1, 2001 (to Prospectus
dated January 9, 2001)


J.P. Morgan Chase & Co.
Debt Securities
Preferred Stock
Depositary Shares
Warrants

This Prospectus Supplement supplements our Prospectus dated January 9, 2001 relating to our debt securities, preferred stock, depositary shares and warrants
(the "Prospectus").

ADDITIONAL COMPANY SENIOR SECURITIES

Additional Senior Medium-Term Notes, Series C

We have issued $1,000,000,000 aggregate principal amount of our Senior Medium-Term Notes, Series C (the
"Series C Notes") since the date of the Prospectus.
In the table below we specify the following terms of those Series C Notes:

-    Issuance Date;
-    Principal amount;
-    Maturity date;
-    Interest rate and redemption Dates, if any.

The interest rate bases or formulas applicable to Series C Notes that bear interest at floating rates are indicated in the table below. The Series C Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Series C
Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Issuance:  February 1, 2001

Principal Amount: $1,000,000,000

Maturity Date: January 30, 2003

Interest Rate/Redemption Date: LIBOR Telerate reset quarterly + 0.125%

ADDITIONAL COMPANY SUBORDINATED SECURITIES

The following is added to the section of the Prospectus entitled "Company Debt Securities ---
Company Subordinated Securities" following the summary terms of the "7.875% Subordinated Notes Due
2010" to reflect the issuance of the Company
Subordinated Securities described below following the date of the Prospectus:

6.75% Subordinated Notes Due 2011

-    Initial principal amount of series (subject to increase): $1,500,000,000
-    Maturity date: February 1, 2011
-    Interest payment dates: February 1 and August 1
-    Record dates: January 15 and July 15
-    Issuance date: January 30, 2001